Exhibit 99.1

For Immediate Release Date: December 18, 2008	Contact: Anne-Marie Hess Phone: (609) 951-6842 E-mail: ahess@pharmanet.com
PHARMANET DEVELOPMENT GROUP UPDATES STRATEGIC DIRECTION
AND TERMINATES EXCHANGE OFFER
PRINCETON, NJ — December 18, 2008 — PharmaNet Development Group, Inc. (the “Company”) (NASDAQ: PDGI), announced today that it is working with its financial advisor to pursue strategic alternatives, including the potential sale of the Company and the exploration of alternatives to retire the Company’s convertible notes.
“The Board of Directors and management believe that pursuing strategic alternatives will maximize shareholder value,” commented Jeffrey P. McMullen, president and chief executive officer. “I strongly believe this approach will provide a more positive outcome for our clients and employees.”
In connection with this process, the Company recently received several confidential, non-binding written expressions of interest from a number of parties, none of whom are direct competitors. The Company does not intend to comment further on the strategic alternative process unless or until a definitive agreement has been reached or the Company changes its strategic direction. UBS Investment Bank is working as the Company’s financial advisor.
The Company has decided to allow its exchange offer for its outstanding convertible notes, which was previously announced on November 20, 2008, to terminate at its expiration time and date of 11:59 PM on December 18, 2008. Subsequent to the commencement of the exchange offer, certain holders of the convertible notes who had indicated to the Company their intention to tender their convertible notes in the exchange offer, instead sold them in the open market.
Based on discussions with the current holders of a majority of the aggregate principal amount of the convertible notes, the Company understands that they do not intend to tender their convertible notes in accordance with the terms of the exchange offer. The Company continues to have discussions with these current noteholders.
About PharmaNet Development Group, Inc.
PharmaNet Development Group, Inc., a global drug development services company, provides a comprehensive range of services to the pharmaceutical, biotechnology, generic drug and medical device industries. The Company offers early and late stage consulting, Phase I clinical studies and bioanalytical analyses, and Phase II, III and IV clinical development programs. With approximately 2,500 employees and 41 facilities throughout the world, PharmaNet is a recognized leader in outsourced clinical development. For more information, please visit our website at www.pharmanet.com.

Forward-Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Additionally, words such as “seek,” “intend,” “believe,” “plan,” “estimate,” “expect,” “anticipate” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, the risk and uncertainty in connection with a strategic alternative process, not having sufficient funds to pay the principal due upon conversion of the outstanding notes or to repurchase our outstanding notes, which we may be required to do beginning in August 2009, the impact of the current economic environment, the impact of our indebtedness on our financial condition or results of operations and the terms of our outstanding indebtedness limiting our activities, the impact of the investigation by the US Securities and Exchange Commission, our limited insurance coverage in connection with the settled securities class action lawsuit, limited additional coverage for the recently settled derivative actions and associated future legal fees, the potential liability related to the recently filed securities class action lawsuit, the impact of on-going tax audits, our ability to generate new client contracts and maintain our existing clients’ contracts, our evaluation of our backlog and the potential cancellation of contracts, the possibility we under-price our contracts or overrun cost estimates and the effect on our financial results by failure to receive approval for change orders and by delays in documenting change orders, our ability to implement our business strategy, international economic, political and other risks that could negatively affect our results of operations or financial position, changes in outsourcing trends and regulatory requirements affecting the branded pharmaceutical, biotechnology, generic drug and medical device industries, the reduction of expenditures by branded pharmaceutical, biotechnology, generic drug or medical device companies, actions or inspections by regulatory authorities and the impact on our clients’ decisions to not to award future contracts to us or to cancel existing contracts, the impact of healthcare reform, the fact that one or a limited number of clients may account for a large percentage of our revenues, the incurrence of significant taxes to repatriate funds, the fluctuation of our operating results from period to period, our assessment of our goodwill valuation, the impact of foreign currency fluctuations, tax law changes in Canada or in other foreign jurisdictions, investigations by governmental authorities regarding our inter-company transfer pricing policies or changes to their laws in a manner that could increase our effective tax rate or otherwise harm our business, our lack of the resources needed to compete effectively with larger competitors, our ability to continue to develop new assay methods for our analytical applications, or if our current assay methods are incorrect, our ability to compete with other entities offering bioanalytical laboratory services, our potential liability when conducting clinical trials, our handling and disposal of medical wastes, failure to comply with applicable governmental regulations, the loss of services of our key personnel and our ability to attract qualified staff, the continued effectiveness and availability of our information technology infrastructure, losses related to our self-insurance of our employees’ healthcare costs in the US, our ability to attract suitable investigators and volunteers for our clinical trials, the material weaknesses relating to our internal controls, and risks and uncertainties associated with discontinued o perations.
Further information can be found in the Company’s risk factors contained in its registration statement and the included prospectus, its Annual Report on Form 10-K for the year ended December 31, 2007, and most recent filings. The Company does not undertake to update the disclosures made herein, and you are urged to read our filings with the Securities and Exchange Commission.
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